EXHIBIT 99.4

      FILED                              CHARTER
SECRETARY OF STATE                         OF
1982 SEP 14 PM 1:24          FIRST FRANKLIN BANCSHARES, INC.

      The undersigned natural person or persons, having capacity to contract and acting as incorporator or incorporators of a corporation under the Tennessee General Corporation Act, adopt the following charter for such Corporation:

      1.    The name of the corporation is First Franklin Bancshares, Inc.

      2.    The duration of the corporation is perpetual.

      3. The address of the principal office of the corporation in the State of Tennessee shall be 204 Washington Avenue, N.W., P.O. Box 100, Athens, Tennessee 37303, County of McMinn.

      4.    The corporation is for profit.

      5. The principal purpose for which the corporation is organized is to engage in banking and non-banking activities of a bank holding company which is registered with the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act of 1956, as amended. This corporation may engage in any and all lawful businesses allowed for such a bank holding company under state and federal law.

      6. The maximum number of shares which the corporation shall have the authority to issue is four hundred thousand (400,000) shares, each of which shall have a par value of Five Dollars ($5.00).

      7. The corporation will not commence business until consideration of an amount not less than One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

      8. The capital stock of the corporation may be issued for valid corporate purposes upon authorization by the Board of Directors of the corporation without prior stockholder approval.

      9. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required in the event that the Board of Directors of the corporation does not recommend to the stockholders of the corporation a vote in favor of
            (1) a merger or consolidation of the corporation with, or (2) a sale, exchange or lease of all or substantially all of the assets of the corporation to, any person or entity. For purposes of this provision, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of 25 percent or more of the total assets as reflected on a balance sheet of the corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Section 9.

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      10.   A director of the corporation may be removed for cause as defined in
            Section 48-807 of the Tennessee General Corporation Act by the affirmative vote of a majority of the entire Board of Directors of the Corporation.

      11. The Board of Directors of the corporation shall consist of a maximum of fifteen (15) persons. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Section 11.

      12. The holders of the shares of the corporation shall have no preemptive right, as defined in Section 48-713 of the Tennessee General Corporation Act.

Dated: September 10, 1982

                                                 /s/ Ann W. Langston
                                                 ---------------------
                                                     Incorporator